CIB MARINE BANCSHARES, INC.

Shareholder Information Meeting

June 24, 2004

Forward-Looking Statements

Statements contained in this presentation that are not based on current or historical fact are forward-looking in nature. Actual results could differ materially from those indicated by such statements. For information about factors that could affect actual results, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, including the captioned "Forward Looking Statements", and other periodic reports to the SEC.

Managing the Challenges

- Identify the problems
- Improve risk management and credit approval
- Cooperate with regulators
- Ensure compliance with regulatory orders
- Independent review
- Complete the audit
- Recapitalize the Company
- Strategic focus on core business of community banking
- Improve earnings
- Communicate with shareholders and staff

Identifying the Problems

Breakdown of Nonperforming Assets as of 12/31/03

Represents unaudited estimates based on currently available information which is subject to change.


Borrower A
18%
Borrower B
9%
Borrower C
9%
Borrower D
7%
Borrower E
7%
Borrower F
7%
Borrower G
6%
Remaining Nonperforming Assets
37%

Improving Risk Management / Credit Approval

- New Executive Loan Committee Threshholds
- Restructured Large Loan Committees
- Enhanced underwriting procedures
- Instituted Early Identification / Warning process
- Made key staff changes:
  - Chief Lending Officer
  - Chief Credit Officer
  - President—CIB Bank – Chicago
  - Senior Lender—CIB Bank - Chicago

Cooperating with Regulators

Key Requirements of Regulatory Orders (part 1)

- Take actions to improve:
  - Capital
  - Earnings
  - Loan loss allowance
  - Lending and collection practices
  - Board supervision and management practices
  - Regulatory compliance as it relates to transactions with affiliates
  - Liquidity

Cooperating with Regulators

Key Requirements of Regulatory Orders (part 2)

- Increase capital
- Refrain from paying dividends
- Restrict asset growth
- Reduce substandard or doubtful assets
- Correct loan administration deficiencies
- Maintain an adequate allowance for loan losses
- Provide written plans, including: profit improvement; budget; strategic plan; management plan; liquidity; rate sensitivity and asset/liability management

Ensuring Compliance

- Appropriate staffing
- Project management and coordination
- Responsibility grids
- Compliance committees at CIB Marine and Midwestern banking affiliates
- Regular communication with regulators

Financial Summary

2003 (unaudited)*

- Net loss expected to range between $145 million and $155 million (attributable to the years 2003, 2002 and possibly 2001)
- Nonperforming assets expected to be approximately $196 million at 12/31/03.

* *Represents unaudited estimates based on currently available information which is subject to change.*

Financial Summary

First Quarter 2004 (unaudited)*

- Net loss expected to be approximately $14 million.
- Nonperforming assets expected to be approximately $201 million at 3/31/04.

* *Represents unaudited estimates based on currently available information which is subject to change.*

Recapitalizing the Company

- Engaged investment advisor
- Working to reduce classified assets
- Exploring sale of performing and nonperforming loans
- Exploring sale of Citrus Bank, Marine Bank FSB and other subsidiaries
- Exploring sale of stock
- Exploring all available options for meeting capital requirements, enhancing shareholder value

Strategic Direction

Performance Improvement Plan

- Build on community bank model:
  - Serve small businesses, lower-middle market, real estate developers, households, consumers, executive and professional clients in our markets
- Focus on developing core deposits
- Distinguish our banks through excellence in customer service
- Reduce costs, simplify organization

Conclusion

CIB MARINE
BANCSHARES, INC.